SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              Research Incorporated
                    -----------------------------------------
                                (Name of Issuer)


                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                    760898106
                    -----------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 5 Pages

CUSIP NO.    760898106                13G      PAGE     2     OF     5     PAGES
          ---------------                           ---------    ---------


------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON: Kenneth G. Anderson
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------ -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

       (a) [ ]

       (b) [X]
------ -------------------------------------------------------------------------
3      SEC USE ONLY

------ -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A

------ -------------------------------------- ----- ----------------------------
                  NUMBER OF
                   SHARES                     5     SOLE VOTING POWER

                BENEFICIALLY                                 83,100
                                              ----- ----------------------------
                  OWNED BY                    6     SHARED VOTING POWER

                    EACH
                                              ----- ----------------------------
                  REPORTING                   7     SOLE DISPOSITIVE POWER

                   PERSON                                    83,100
                                              ----- ----------------------------
                    WITH:                     8     SHARED DISPOSITIVE POWER

------ -------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       83,100

------ -------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

       [X]

       See Exhibit A
------ -------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       6.4%
------ -------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

                         IN
------ -------------------------------------------------------------------------

                                               PAGE     3     OF     5     PAGES
                                                    ---------    ---------

Item 1.

         (a)      Name of Issuer
                  The name of the issuer is Research, Incorporated

         (b)      Address of Issuer's Principal Executive Offices
                  The address of the principal executive offices of the Issuer is 6425 Flying Cloud Drive, Eden Prairie, Minnesota 55344.
ITEM 2.

         (a) Name of Person Filing. This statement is being filed by Kenneth G. Anderson.

         (b) Address of Principal Business Office or, if none, Residence. The principal address of the Reporting Person is 5209 Doncaster Way, Edina, Minnesota 55436- 2012.

         (c)      Citizenship.
                  U.S.A.

         (d)      Title of Class of Securities.
                  Common Stock

         (e)      CUSIP Number.
                  760898106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or Dealer registered under Section 15 of the
                           Act

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Act

         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act

         (e)      [ ]      Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940

         (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

         (g)      [ ]      Parent Holding Company, in accordance with
                           ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      [ ]      Group, in accordance with ss.240.13d-1(b)(ii)(H)

                                               PAGE     4     OF     5     PAGES
                                                    ---------    ---------


ITEM 4.           OWNERSHIP

                  As of February 16, 1997 the beneficial ownership of shares of the Reporting Person was as follows:

         (a)      Amount beneficially owned:  83,100

         (b)      Percent of Class: 6.4%

         (c) Of the shares beneficially owned by the Reporting Person, it has the power to vote or dispose of the shares as follows:

                  (i)      Sole power to vote or direct the vote: 83,100
                  (ii)     Shared power to vote or direct the vote: 0
                  (iii)    Sole power to dispose or direct the disposition of:
                           83,100
                  (iv)     Shared power to dispose or direct the disposition of:
                           0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

                                               PAGE     5     OF     5     PAGES
                                                    ---------    ---------

ITEM 10.          CERTIFICATION

                  (a)      Not Applicable
                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    March 20, 2000                    /s/ Kenneth G. Anderson
                                        ----------------------------
                                             Kenneth G. Anderson


                                    EXHIBIT A

                                   To Form 13G


         The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."


Record Owner's Relationship    Record Owner's Type of
to Reporting Person            Ownership                 Number of Shares

Spouse                         Direct                    24,392